COMMITMENT TO CONTRIBUTE MINING CONCESSIONS TO A
                           CONTRACTUAL MINING COMPANY


In Santiago, Chile, on August 19, 2007, by and between Mr. Juan Jose Quijano Fernandez, mining entrepreneur, and Mr. Juan Jose Quijano Claro, business manager, both Chilean, for themseves and on behalf of the legal mining companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil, all domiciled for this purposes at El Vergel 2316, Providencia, Santiago, and, Mr. William Edward Shouldice Urquhart, geophycisist, canadian, on behalf of Minera Global Chile Limitada, and they state that they appear on this day to commit to create a contractual mining company based fundamentally on the terms laid out in the August 9, 2007 letter agreement executed by Global Gold Corporation and Juan Jose Quijano Fernandez which is made an integral part of this commitment as Annex A:


FIRST:

Mr. Juan Jose Quijano Fernandez and Mr. Juan Jose Quijano Claro, are owners and/or controllers of the companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil,that own mining concessions either created or in the process of being created located in the districts of Mariquina, Mafil, Lanco and Panguipulli in the province of Valdivia, Tenth Region de los Lagos. The details of these properties and its status is listed in Annex B that is deemed as an integral part of this agreement. The referred properties that amount to 186 are recorded in the Mining Registrar of Mariquina and its total surface amount to approximately 25.000 hectares.

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SECOND:


Mr. Juan Jose Quijano Fernandez and Mr. Juan Jose Quijano Claro for themselves and on behalf of the legal mining companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil, commit to contribute the mining concessions listed in the Annex B to Sociedad Contractual Minera Oro del Sur that shall be formed between Mr. Juan Jose Quijano Fernandez and Mr. Juan Jose Quijano Claro for themseves and on behalf of the legal mining companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil, and Minera Global Chile Limitada. Mr. William Edward Shouldice Urquhart, accepts the commitment to contribute the mining concessions on behalf of Minera Global Chile Limitada.

THIRD:


As compensation for this commitment to contribute the mining concessions listed in Annex B, Mr. Juan Jose Quijano Fernandez and Mr. Juan Jose Quijano Claro and the legal mining companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil, shall receive 49% of the shares of Sociedad Contractual Minera Oro del Sur and Minera Global Chile Limitada shall receive 51%. The latter shall be entitled to appoint two directors and Mr. Juan Jose Quijano Fernandez and Mr. Juan Jose Quijano Claro and the legal mining companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil, shall appoint one director of a three member.Board of Directors.

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FOURTH:

In addition, as a direct consequence of signing this Commitment Agreement and and granting Minera Global Chile Limitada an exclusive right to review within sixty days the mining concessions listed in Annex B, Mr. Juan Jose Quijano Fernandez and Mr. Juan Jose Quijano Claro and the legal mining companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil, shall receive a compensatory payment for the fact that they will be damaged by the withdrawal of the properties from the market for sixty days, of one million euros in its equivalent in Chilean pesos based on the exchange rate applicable in the day of payment that shall be paid in the following manner:
a. 250.000 euros at the moment that the prelimianry technical review is completed within the term that elapses on September 3, 2007 at the complete satisfaction of Minera Global Chile Limitada.
b. 250.000 euros at the moment that the further technical and legal review is completed within the term that elapses on October 1, 2007 at the complete satisfaction of Minera Global Chile Limitada.
c. 500.000 euros in its equivalent in Chilean pesos based on the exchange rate applicable at the moment of the execution of the agreement that creates the contractual mining company within the term that cannot go further than October 19, 2007.
The payments referred to in letters a) and b) shall be subject to the fulfillment of the following conditions:
1. That the technical and geological aspects are evaluated favorably by Minera Global Chile Limitada.
2. That the legal aspects are evaluated favorably by Minera Global Gold Chile Limitada.
3. Minera Global Chile Limitada delivers to the Notary a written instruction together with two checks for $ 179.325.000 in the names of Juan Jose Quijano Fernandez , and Juan Jose Quijano Claro, so that the Notary shall deliver each of them provided that they show to the Notary a letter from Mr.William Edward Shouldice Urquhart , in each case, in which Minera Global Chile Limitada states that it deems the requirements set in numbers 1 and 2 of this paragraph as fulfilled.


FIFTH:

Aditionally, the payment of the late mining fees and surveys that amounts to US$
70.000 shall be borne by Minera Global Gold Chile Limitada whithout any right to reimbursement and it shall make the payments on or before August 31, 2007.

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SIXTH:

The agreement that creates the contractual mining company shall be executed within 60 days from the date of the execution of this agreement through the execution of a public deed in which a contractual mining company is created. The term for the execution of the said agreement is suspensive and not extinctive, and, therefore, at its lapsing the fulfilling party shall be entitled to demand compliance with this agreement or its resolution, in both cases with an entitlement to sue for damages.

Both parties or one of them shall ask Mrs. Antonieta Mendoza Escalas, Notary Public of Santiago, to grant the public deed as evidence of the creation of a contractual mining company with all documents and certifications that may apply. For all the purposes of this agreement, a certification by the Notary Public that a party has appeared before him willing to execute the committed agreement shall be enough evidence of the willingness of such party once the conditions and terms are met.

In the event that Minera Global Chile Limitada is in full compliance of the provisions of this agreement and, particularly, having fulfilled its obligations under letters a) and b) of Clause Fourth, if the committing contributor, by a deed that is attributable to it and is under its control refuses to execute the committed agreement of creation of a contractual mining company, in the form and terms provided by this agreement, it shall pay Minera Global Chile Limitada, as anticipated and punitive damages, a fine that amounts to a total of 500.000 euros in its equivalent in Chilean pesos, which is the amount in which the parties evaluate the said damages. Notwithstanding its right to sue for damages and payment of the agreed upon amount, Minera Global Chile Limitada, shall be entitled to sue for the compulsory fulfillment of this agreement.

SEVENTH:

With the purpose of guaranteeing the fulfillment of this agreement, the committing contributor agrees to a voluntary prohibition to sell and pledge in favor of Minera Global Chile Limitada over the mining concessions listed in Annex B during all the time in which this agreement is in force and effect and until the date set for the creation of the committed contractual mining company. Minera Global Gold Chile Limitada may request the recording of this prohibition to the Mining Registrar.

EIGHTH:

For all legal purposes the parties set their domicile in the city and district of Santiago and submit to its Courts of Justice.

NINTH: notwithstanding its nature as a public deed, the parties shall use its best efforts to keep this transaction as well as the relationship between the parties as confidential.

TENTH: Each of the parties shall be entitled to assign this agreement to a subsidiary or affiliate without the authorization of the other. In particular, Minera Global Chile Limitada may choose not to create a contractual mining company and instead, use Minera Global Chile Limitada as the vehicle to implement the transaction related to the properties listed in the Annex B. so that its parent company, Global Gold Corporation controls 51% of Minera Global Chile Limitada and Mr. Juan Jose Quijano Fernandez and Mr. Juan Jose Quijano Claro and the legal mining companies called are the owners of 49% of the same.

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ELEVENTH: The parties agree that, should Minera Global Chile Limitada choose to exercise the option granted to it by the preceding clause, its parent company, Global Gold Corporation shall own or control 51% of Minera Global Chile Limitada and Mr. Juan Jose Quijano Fernandez and Mr. Juan Jose Quijano Claro and the legal mining companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil, shall be the owners or controllers of a 49% of the same and they shall not contribute or concur to any capital increases.

TWELVETH: The contractual mining company that may be created by Minera Global Chile Limitada shall have By-Laws that will be negotiated between the parties to this agreement between the date of this agreement and October 19, 2007. The following shall be an integral part of the said agreement to create a contractual mining company:
a. That the shares of the contributing party or owner that represent 49% of the equity shall not contribute or concur to any capital increases.
b. That an amount equivalent to 27 million euros that shall be paid to the contributing party in exchange for the 51% that shall be owned by Minera Global Chile Limitada or one of the Global Gold Group of Companies, shall be paid quarterly to the owners with at least 25% of the profits that are received as a result of the operation and mining of the project until such debt is retired, all within different tax seasons.
c. That the investing party commits to the contributors to pay a minimum of 15% of the debt referred to in the preceding letter through the delivery of free trading shares or stock options.
d. That such base price may be increased as a result of the geological exploration that the investing party is committed to make within a maximum term of five years and should such exploration yield a proven reserve of more than 5 million ounces of equivalent gold in accordance to Canadian Regulations N(0) 43-101, then the base price shall be increased according to the letter agreement dated August 9, 2007 executed by Global Gold Corporation and Mr. Juan Jose Quijano Fernandez.

THIRTEENTH:

Messrs. Juan Jose Quijano Fernandez and Juan Jose Quijano Claro appear in this same act and act as an Assembly and sole shareholders of the legal mining companies called S.L.M. Columbo 61 al 120 de la Comuna de Mariquina, S.L.M. Columbo 121 al 180 de la Comuna de Mariquina, S.L.M., Columbo 181 al 220 de la Comuna de Mariquina, Alaska 1 al 60 de la Comuna Mafil, S.L.M. Roble 1 al 40 de la Comuna de Mafil y S.L.M. Roble 41 al 100 de la Comuna de Mafil, S.L.M. Konig 1 al 30 de la Comuna de Mafil, S.L.M. Konig 31 al 50 de la Comuna de Mafil y S.L.M. Troltrohue 1 al 60 de la Comuna de Mafil, such Assembly not needing a previous notification as all the shareholders are present and state their consent to this agreement of commitment and ratify each and every of its terms and conditions.


PERSONERIAS.-